                                                                   EXHIBIT 3.7



                            CERTIFICATE OF AMENDMENT
                                       OF
                           ARTICLES OF INCORPORATION
                                       OF
                                LINCOLN BANCORP


         John J. Keating and Richard H. Close certify that:

         1. They are the President and Secretary, respectively, of Lincoln Bancorp, a California corporation.

         2. Article One of the Articles of Incorporation of this corporation is amended to read as follows:

             "ONE:    The name of this corporation is CU Bancorp."

         3. The foregoing amendment of the Articles of Incorporation has been duly approved by the Board of Directors.

         4. The foregoing amendment of the Articles of Incorporation has been duly approved by the required vote of the shareholders in accordance with
Section 902 of the California Corporations Code. The total number of outstanding shares of common stock of the corporation is 3,375,941. The number of shares voting in favor of the amendment exceeded the vote required. The percentage vote required was more than 50%.

         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

Dated:           June 19, 1990.


                                                       /s/
                                       -------------------------------------
                                       John J. Keating, President


                                                       /s/
                                       -------------------------------------
                                       Richard H. Close, Secretary